FOR IMMEDIATE RELEASE	Contact:	Theodore S. Ayvas
Vice President
Investor Relations
516-327-7877
ir@astoriafederal.com

ASTORIA FINANCIAL CORPORATION TO PRESENT AT

BARCLAYS 2013 GLOBAL FINANCIAL SERVICES CONFERENCE

Lake Success, New York, September 4, 2013 -- Astoria Financial Corporation (NYSE: AF) (“Astoria”), announced that it will be participating in the Barclays 2013 Global Financial Services Conference at the New York Hilton Midtown on Tuesday, September 10, 2013. Astoria’s President and Chief Executive Officer, Monte N. Redman, will be presenting at the conference at 2:45 PM Eastern Daylight Time.

A simultaneous webcast of Mr. Redman’s presentation, including any follow-up questions and answers, will be available and archived on the Company’s website, www.astoriafederal.com, through Friday, September 27, 2013.

About Astoria Financial Corporation

Astoria Financial Corporation, with assets of $16.1 billion, is the holding company for Astoria Federal Savings and Loan Association. Established in 1888, Astoria Federal, with deposits in New York totaling $10.2 billion, is the largest thrift depository in New York and embraces its philosophy of “Putting people first” by providing the customers and local communities it serves with quality financial products and services through 85 convenient banking office locations and multiple delivery channels, including its enhanced website, www.astoriafederal.com. Astoria Federal commands the fourth largest deposit market share in the attractive Long Island market, which includes Brooklyn, Queens, Nassau, and Suffolk counties with a population exceeding that of 38 individual states. Astoria Federal originates residential mortgage loans through its banking and loan production offices in New York, a broker network in four states, primarily along the East Coast, and through correspondent relationships covering nine states and the District of Columbia. Astoria Federal also originates multi-family and commercial real estate loans, primarily on rent controlled and rent stabilized apartment buildings, located in New York City and the metropolitan area.